URGENT

Your vote is needed today!

Joint Special Meeting of T. Rowe Price Funds

Dear Shareholder:

The Joint Special Meeting of Shareholders to be held on July 25, 2018, at 8 a.m. ET, is quickly approaching, and our records indicate that we have not yet received your vote. Please take a few moments to vote your shares today.

YOUR FUND’S BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH PROPOSAL

Voting now helps minimize additional costs to the funds, avoids additional mailings, and eliminates phone calls to shareholders.

The Proxy Statement we sent you contains important information regarding the proposals that you and other shareholders are being asked to consider. A copy of the Proxy Statement may be viewed or downloaded at the website listed on your proxy card. If you have any questions regarding the proposals, or need assistance with voting, you may call Computershare Fund Services, the Funds’ proxy solicitor, toll-free at 1-866-436-5968.

For your convenience, please utilize any of the following methods to submit your vote:

1. Vote Online.

Visit the website noted on the enclosed proxy voting card, and follow the instructions.

2. Vote by Phone.

Call the toll-free number printed on the enclosed proxy voting card, and follow the automated instructions. Available 7 days a week, 24 hours a day.

3. Speak with a Proxy Specialist.

Call 1-866-436-5968 with any questions. Specialists can assist with voting. Available Monday to Friday from 9 a.m. to 11 p.m. ET and Saturday from 12 p.m. to 6 p.m. ET.

4. Vote by Mail.

Mail your signed proxy voting card(s) in the postage-paid envelope included with your proxy materials.

Thank you for your prompt attention to this matter and your continued confidence in T. Rowe Price. If you have already voted, we appreciate your participation, and you may disregard this notice.

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